Exhibit 10.4

EXECUTION VERSION

$100,000,000

REVOLVING CREDIT AND GUARANTY AGREEMENT

Dated as of October 31, 2016

among

QUALITY CARE PROPERTIES, INC.,
as Borrower,

CERTAIN SUBSIDIARIES OF
QUALITY CARE PROPERTIES, INC. FROM TIME TO TIME PARTY HERETO,

as Subsidiary Guarantors,

and

HCP, INC.,

as Lender

i

6.07	Further Instruments and Acts	30

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES		30
7.01	Events of Default	30
7.02	Remedies Upon Event of Default	32
7.03	Other Remedies	32

ARTICLE VIII MISCELLANEOUS		33
8.01	Amendments, Etc.	33
8.02	Notices; Effectiveness; Electronic Communication	33
8.03	No Waiver; Cumulative Remedies	34
8.04	Successors and Assigns	34
8.05	Treatment of Certain Information; Confidentiality	34
8.06	Interest Rate Limitation	35
8.07	Counterparts; Integration; Effectiveness	36
8.08	Survival of Representations and Warranties	36
8.09	Severability	36
8.10	Governing Law; Jurisdiction; Etc.	36
8.11	Waiver of Jury Trial	37
8.12	Delivery of Signature Page	38
8.13	Electronic Execution of Documents	38
8.14	ENTIRE AGREEMENT	38
8.15	USA Patriot Act Notice	38

ARTICLE IX		38
9.01	The Guaranty.	38
9.02	Obligations Unconditional	39
9.03	Reinstatement	40
9.04	Certain Waivers	40
9.05	Remedies	41
9.06	Guaranty of Payment; Continuing Guaranty	41
9.07	Contribution	41
9.08	Release of a Subsidiary Guarantor	42

ii

SCHEDULES

2.01	Commitments
10.02	Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Revolving Note
C	Form of Prepayment Notices
D	Form of Compliance Certificate

i

REVOLVING CREDIT AND GUARANTY AGREEMENT

This REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of October 31, 2016 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among QUALITY CARE PROPERTIES, INC., a Maryland corporation, as borrower (the “Borrower”), certain subsidiaries of the Borrower from time to time party hereto as guarantors, and HCP, INC., a Maryland corporation, as lender (together with its permitted assigns, the “Lender”).

WHEREAS, the Borrower has requested that the Lender provide a revolving credit facility pursuant to the terms of this Agreement, and the Lender is willing to do so on the terms and conditions set forth herein; and

WHEREAS, to provide assurance for the repayment of the Obligations hereunder, the Borrower will, among other things, provide or cause to be provided to the Lender a guaranty of the Obligations by the Subsidiary Guarantors pursuant to Article XI hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01                    Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or becomes (including by redesignation) a Restricted Subsidiary of the Borrower or that is assumed in connection with an acquisition from such Person by a Restricted Subsidiary of the Borrower and Indebtedness encumbering any property or asset acquired from such Person; provided, however, that Indebtedness of such Person that is redeemed, repurchased, defeased, discharged, retired or otherwise repaid (or for which an irrevocable deposit is made in an amount sufficient to effect the foregoing) at the time of or immediately upon consummation of or substantially concurrently with the transactions by which such Person is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or becomes (including by redesignation) a Restricted Subsidiary of the Borrower or such acquisition shall not be deemed to be Indebtedness.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that, prior to the effectiveness of the Spin-Off, the Lender and its Subsidiaries (other than the Borrower and its Subsidiaries) shall not be Affiliates of the Borrower and its Subsidiaries.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Rate” means for any day with respect to any Loan, 6.25% per annum.

“Audited Financial Statements” means the audited combined consolidated balance sheet of QCP’s Predecessor (as defined in the Form 10) as of December 31, 2015 and December 31, 2014 and the related combined consolidated statements of operations and comprehensive (loss) income, equity and cash flows for each of the years in the three year period ended December 31, 2015, in each case as set forth in the Form 10.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Commitment Termination Date; (b) any date of termination of the Commitments pursuant to Section 2.07 and (c) any date of termination of the Commitments pursuant to Section 7.02.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq., and the rules and regulations promulgated thereunder, or any successor provision thereto.

“Bankruptcy Proceeding” means, with respect to any Person, either:

(a)                               a court of competent jurisdiction enters a decree or order for (i) relief in respect of such Person or any Subsidiary of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of such Person or any Subsidiary of such Person or for all or substantially all of the property and assets of such Person or any Subsidiary of such Person, or (iii) the winding up or liquidation of the affairs of such Person or any Subsidiary of such Person; or

(b)                              such Person or any Subsidiary of such Person (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or such Subsidiary or for all or substantially all of the property and assets of such Person or such Subsidiary, or (iii) effects any general assignment for the benefit of creditors.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or its manager (or, in the case of a limited partnership, of its general partner) or any duly authorized committee thereof.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans having the same Interest Period made by the Lender pursuant to Section 2.01.

“Business Day” means any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a Eurocurrency Rate Loan, (b) any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or (c) any other dealings pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including all Common Stock and Preferred Stock and all options, warrants or other rights issued by such Person to purchase Capital Stock of such Person; provided that, for the avoidance of doubt, any debt securities convertible into or exchangeable (in whole or in part) for such shares, interests, participations or other equivalents shall not constitute Capital Stock unless and until (and to the extent) actually converted into or exchanged for such shares, interests, participations or other equivalents.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.  For clarity purposes, (i) GAAP for purposes of this definition shall be deemed GAAP as in effect on the Closing Date, (ii) for the avoidance of doubt, any lease that is properly accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person will be accounted for as an operating lease and not as a Capitalized Lease and (iii) the Master Lease will be accounted for as an operating lease and not as a Capitalized Lease.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“CFC” means a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“Change of Control” means the occurrence of one or more of the following events:

(a)                               any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), together with any affiliates thereof (other than to the Borrower or its Restricted Subsidiaries); provided, however, that for the avoidance of doubt, the lease of all or substantially all of the assets of the Borrower and its Subsidiaries shall not constitute a Change of Control;

(b)                              a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Borrower on a fully diluted basis;

(c)                               a “change of control” occurs under other Indebtedness having an aggregate principal amount in excess of $125,000,000; or

(d)                             the Borrower or Parent REIT cease to own, directly or indirectly, all of the Capital Stock of each of the SubREIT Entities (other than the REIT Preferred Stock), other than pursuant to a transaction permitted under this Agreement.

Notwithstanding the foregoing: (i) any holding company, all or substantially all of the assets of which are comprised of the Borrower or any 100% direct or indirect parent company of the Borrower, shall not itself be considered a “person” or “group”; (ii) the transfer of assets between or among the Borrower’s Restricted Subsidiaries and the Borrower shall not itself constitute a Change of Control; (iii) the term “Change of Control” shall not include a merger or consolidation of the Borrower with or the sale, assignment, conveyance, transfer or other disposition of all or substantially all of the Borrower’s assets to, an affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower in another domestic jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; (iv) any transaction in which the Borrower acquires HCRMC shall not itself constitute a Change of Control; (v) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement; and (vi) the Transactions and any transactions related thereto shall not constitute a Change of Control.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means the Lender’s obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding which does not exceed the sum of the amounts set forth opposite the Lender’s name on Schedule 2.01, as such amount shall be reduced from time to time in accordance with Section 2.07.

“Commitment Termination Date” means the date that is one year after the Closing Date.

“Committed Loan Notice” means a notice of (a) a Borrowing, or (b) a continuation of Eurocurrency Rate Loans, in each case provided to the Lender pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including all series and classes of common stock.

“Consolidated Debt Service Charges” means, for any period for the Consolidated Group, the sum of, without duplication (a) Consolidated Interest Expense payable in cash, plus (b) scheduled principal payments on funded debt (excluding any balloon or final payment), in each case determined on a consolidated basis in accordance with GAAP; but excluding, in any event, (i) gains and losses from unwinding or break-funding of Swap Contracts, (ii) write-offs of unamortized deferred financing fees, (iii) prepayment fees, premiums and penalties, and (iv) other unusual or non-recurring items.

“Consolidated Group” means the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period of the Consolidated Group, interest expense determined in accordance with GAAP, but including, in any event, the interest component under Capitalized Lease Obligations and the implied interest component under securitization transactions and excluding, in any event, (a) amortization of deferred financing fees, debt discounts, debt issuance costs, commissions and expenses, (b) swap breakage costs, (c) any expense resulting from the discounting of any outstanding indebtedness in connection with the application of purchase accounting in connection with any acquisition or disposition and (d) any expense resulting from the accretion of discounts or amortization of premiums related to the assumption or issuance of debt.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facility” means (i) the First Lien Credit Agreement and (ii) whether or not the First Lien Credit Agreement remains outstanding, if designated by the Borrower to be included in the definition of “Credit Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to overdue principal, an interest rate equal to the interest rate otherwise applicable to such Loan plus 2.0% per annum.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(a)                               required to be redeemed on or prior to the date that is 91 days after the Maturity Date;

(b)                              redeemable at the option of the holder of such class or series of Capital Stock, at any time on or prior to the date that is 91 days after the Maturity Date (other than in exchange for Capital Stock that is not Disqualified Stock); or

(c)                               convertible into or exchangeable for Capital Stock of the type referred to in clause (a) or (b) above or Indebtedness having a scheduled final maturity on or prior to the date that is 91 days after the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eurocurrency Rate” means for any Interest Period as to any Eurocurrency Rate Loan, (i) the rate per annum determined by the Lender to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (or other commercially available source providing quotations of ICE LIBOR as determined by the Lender from time to time) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by Lender to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate. Notwithstanding anything to the contrary contained herein, in no event shall the Eurocurrency Rate be less than 1.00% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Subsidiary” means any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Guarantor”):

(a)                   each Immaterial Subsidiary;

(b)                  each Domestic Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary);

(c)                   each Domestic Subsidiary that is prohibited from guaranteeing or granting Liens to secure the Obligations by any requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received);

(d)                 each Domestic Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect);

(e)                   any Foreign Subsidiary;

(f)                    any Domestic Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary that is a CFC; and

(g)                  each Unrestricted Subsidiary.

“Expenses” has the meaning specified in Section 5.05.

“Fair Market Value” means the price that would be paid in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy or a value that is fair and otherwise on market terms.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“First Lien Credit Agreement” means that that First Lien Credit and Guaranty Agreement, dated as of the date hereof, among the SubREIT Entities, as borrowers, Parent REIT and the Borrower, as parent guarantors, certain subsidiaries of the Borrower from time to time party thereto as guarantors, the lending institutions party thereto from time to time, Barclays Bank PLC, as administrative agent and swing line lender, and the letter of credit issuers party thereto from time to time.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement.

“Form 10” means the Registration Statement on Form 10 filed by the Borrower, as amended as of October 12, 2016 and declared effective by the SEC on October 14, 2016.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“FSHCO” means any Subsidiary that owns no material assets other than the Capital Stock of one or more Foreign Subsidiaries of the Borrower that are CFCs and/or of one or more FSHCOs.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.  For clarity purposes, any change in GAAP requiring leases that were previously classified as operating leases (or which, had they been entered into prior to the Closing Date, would have been treated as an operating lease on the Closing Date) to be treated as Capitalized Leases shall be disregarded and such leases shall continue to be, or shall be, treated as operating leases consistent with GAAP as in effect immediately before such change in GAAP became effective.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any payment obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Indebtedness” has the meaning set forth in Section 6.03(a).

“Guaranteed Obligations” has the meaning set forth in Section 9.01(a).

“Guaranty” means the guaranty of the Obligations by the Subsidiary Guarantors pursuant to Article XI hereof.

“HCP Note” means the promissory notes, to be issued by certain Subsidiaries of the Borrower, each as an obligor, prior to the Closing Date, as such notes may be amended, restated, supplemented, or otherwise modified from time to time.

“HCRMC” means HCR ManorCare, Inc. and/or any of its subsidiaries.

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which reports have been filed with the SEC or provided to the Lender pursuant to Section 6.04, have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and its Restricted Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and its Restricted Subsidiaries on a consolidated basis as of such date; provided, that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided, however, that neither the accrual of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(a)                               all indebtedness of such Person for borrowed money;

(b)                              all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)                               the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (a) or (b) above or (e), (f) or (g) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement);

(d)                             all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables and obligations to the extent payable through the issuance of Capital Stock;

(e)                               all Capitalized Lease Obligations and Attributable Debt;

(f)                                all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person (excluding Permitted Non-Recourse Guarantees until such time as they become primary obligations of, and payments are due and required to be made thereunder by, such Person or any of its Restricted Subsidiaries);

(g)                              all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at that date of determination and (B) the amount of such Indebtedness; and

(h)                              to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Swap Contracts.

The amount of Indebtedness of any Person at any date, unless otherwise specified above or below, shall be the outstanding balance at such date of all unconditional obligations of the type described above appearing (other than letters of credit and Swap Contracts) as a liability on a balance sheet of the specified Person prepared in accordance with GAAP and, with respect to obligations under any guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that:

(i)                                  the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP;

(ii)                              Indebtedness shall not include any liability for foreign, federal, state, local or other taxes;

(iii)                          Indebtedness shall not include any liability required to be recognized as a result of variable interest accounting unless such Person is otherwise legally liable for such liability;

(iv)                          Indebtedness shall not include any indemnification, earnouts, adjustment or holdback of purchase price, non-compete, consulting, deferred taxes and similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(v)                              Indebtedness shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations Incurred in the ordinary course of business;

(vi)                          in the case of clause (d) above, the amount of such Indebtedness shall be the net present value thereof determined in accordance with GAAP; and

(v)                              in the case of clause (g) above, the amount of such Indebtedness shall be zero unless and until such Indebtedness shall be terminated, modified or replaced in part, in which case the amount of such Indebtedness shall be the termination, modification or replacement payment then due thereunder by such Person.

For the avoidance of doubt, it is understood and agreed that (i) any obligations of such Person in respect of cash management or similar agreements and (ii) any obligations of such Person in respect of employee deferred compensation and benefit plans or similar arrangements shall not constitute Indebtedness.  For the avoidance of doubt, for purposes of calculating the total amount of Indebtedness, there shall be excluded any Indebtedness or portion thereof which has been defeased, discharged, repurchased, retired, redeemed, otherwise acquired or repaid (or for which an irrevocable deposit is made in an amount sufficient to effect the foregoing).

“Interest Payment Date” means the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months (or if agreed to by the Lender, twelve months) thereafter (in each case, subject to availability), as selected by the Borrower in the applicable Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by the Lender providing such Eurocurrency Rate Loan; provided that:

(i)                                  any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                          no Interest Period shall, with respect to any Loan, extend beyond the Maturity Date.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(i)                                  the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(ii)                              the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period of that Loan.

“Joint Venture” means any Person in which the Borrower, directly or indirectly, has an ownership interest but do not consolidate the assets or income of such Person in preparing its consolidated financial statements.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“LIBO Rate” has the meaning specified in the definition of “Eurocurrency Rate.”

“Lending Office” means the office or offices of the Lender designated on Schedule 10.02, or such other office or offices as the Lender may from time to time notify the Borrower.

“Lien” means any mortgage, pledge, security interest, encumbrance or lien of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest) that has not been terminated or released.

“Loan” has the meaning specified in Section 2.01 and shall include Loans made pursuant to Section 2.09(c).

“Loan Documents” means this Agreement and the Revolving Note.

“Master Lease” means the Master Lease and Security Agreement, dated as of April 7, 2011, between the Restricted Subsidiaries of QCP set forth therein and HCR III Healthcare, LLC, as such agreement has been or will be amended, restated, supplemented, waived or replaced.

“Material Adverse Effect” means any event or condition that (a) results in a material adverse change in, or has a material adverse effect on, the business, assets, properties, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) materially impairs the ability of the Credit Parties, taken as a whole, to perform their payment and other material obligations under the Loan Documents, taken as a whole, or (c) has a material adverse effect upon the legality, validity, binding effect or enforceability against the Credit Parties, taken as a whole, of any payment or other material provision of any Loan Document; provided that it is understood and agreed that (i) the occurrence of the Spin-Off shall not constitute a Material Adverse Effect and (ii) a Bankruptcy Proceeding by HCRMC shall not constitute a Material Adverse Effect.

“Maturity Date” means the date that is two years after the Closing Date.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Credit Parties arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against the Credit Parties or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding.

“Offering Memorandum” means that Offering Memorandum with respect to the Second Lien Notes dated September 30, 2016.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by one of its Responsible Officers.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parent REIT” means QCP HoldCo REIT, LLC, a Delaware limited liability company.

“Permitted Business” means any business, the majority of whose revenues are derived from (i) the business or activities of the Borrower and its Subsidiaries as of the Closing Date, (ii) any business that is a natural outgrowth or a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of business conducted by the Borrower and its Subsidiaries.

“Permitted Non-Recourse Guarantees” means customary indemnities or guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Capital Stock) of a Joint Venture, operator or Unrestricted Subsidiary and that may be full recourse or non-recourse to the Joint Venture, operator or Unrestricted Subsidiary that is the borrower in such financing, but is non-recourse to the Borrower or any of its Restricted Subsidiaries; provided that Permitted Non-Recourse Guarantees shall not lose their character as such because there is recourse to the Borrower or any of its Restricted Subsidiaries for or in respect of (a) indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the obligor from secured assets to be paid to the lender, waste and mechanics’ liens), (b) a voluntary bankruptcy filing (or similar filing or action) or involuntary bankruptcy filings by such borrower, and other events, actions and circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or guarantees in non-recourse financings of real estate or (c) performance and completion guarantees.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including all series and classes of such preferred or preference stock.

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Code.

“REIT Preferred Stock” means the Preferred Stock issued or to be issued by each of the SubREIT Entities to shareholders other than the Borrower or Parent REIT, and by Parent REIT to shareholders other than the Borrower, and by HCP 2010 REIT LLC to shareholders other than HCP Mezzanine Lender, LP, the purpose of which is to satisfy the requirements of Section 856(a)(5) of the Code and with the aggregate liquidation preference of all REIT Preferred Stock issued by Parent REIT or any Borrower in each case not to exceed $2,000,000.

“Reporting Entity” has the meaning specified in Section 6.04(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, any executive vice president, any senior vice president, and the treasurer of any Credit Party or any entity authorized to act on behalf of a Credit Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Credit Party or entity authorized to act on behalf of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party or entity authorized to act on behalf of such Credit Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Credit Party or entity authorized to act on behalf of such Credit Party designated in or pursuant to an agreement between the applicable Credit Party or entity authorized to act on behalf of such Credit Party and the Lender.  Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.  Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Retained Cash Flow” means, with respect to the Borrower and its Restricted Subsidiaries, (i) rental payments and other revenues received in cash (whether in the nature of base rent, minimum rent, percentage rent, additional rent, proceeds of rent loss or business interruption insurance or otherwise, but exclusive of security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, charges, expenses or items required to be paid or reimbursed by the tenant thereunder, except, with respect to any of the foregoing, to the extent applied in satisfaction of any tenant’s obligations for rent or to the extent the Borrower or any of its Restricted Subsidiaries otherwise becomes entitled to retain the same), less (ii) the sum of (a) Consolidated Debt Service Charges plus (b) general and administrative expenses paid in cash.

“Revolving Note” means a promissory note made by the Borrower in favor of the Lender evidencing Loans made by the Lender, substantially in the form of Exhibit B.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Notes” means the 8.125% senior secured second lien notes due 2023 issued by the SubREIT Entities on October 17, 2016 pursuant to the Second Lien Notes Indenture.

“Second Lien Note Documents” means the Second Lien Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Second Lien Notes or providing for any other rights in respect thereof.

“Second Lien Notes Indenture” means that certain Indenture dated as of October 17, 2016, among the SubREIT Entities, as issuers, the guarantors party thereto, the trustee party thereto and the collateral agent party thereto.

“Significant Subsidiary” with respect to the Borrower, means any Restricted Subsidiary of the Borrower that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Specified Transfer” means the conveyance or transfer of proceeds from the initial credit extensions under the First Lien Credit Agreement and the Second Lien Notes by the Borrower to HCP, Inc. and/or its consolidated subsidiaries (other than to the Borrower or its consolidated subsidiaries), as further described in the Form 10.

“Spin-Off” means the distribution by the Lender to its stockholders of all of the outstanding shares of Common Stock of the Borrower, a Wholly-Owned Subsidiary of the Lender prior to the effectiveness of the Spin-Off.  Following such distribution, the Borrower is expected to hold directly or indirectly substantially all of the HCRMC assets and certain other skilled-nursing and assisted living assets, as further described in the Form 10.

“SubREIT Entities” mean, collectively, QCP SNF West REIT, LLC, a Delaware limited liability company, QCP SNF Central REIT, LLC, a Delaware limited liability company, QCP SNF East REIT, LLC, a Delaware limited liability company and QCP AL REIT, LLC, a Delaware limited liability company.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity the accounts of which are consolidated with the accounts of such Person in the Person’s consolidated financial statements prepared in accordance with GAAP.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means (a) each direct or indirect Wholly-Owned Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary and (b) any other Subsidiary of the Borrower that may be designated by the Borrower (by way of delivering to the Lender a joinder to this Agreement duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Obligations and the obligations in respect of the Loan Documents, whereupon such Subsidiary shall be obligated to comply with the other requirements hereunder as if it were newly acquired.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement (as defined below), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Total Assets” means, for the Borrower and its Restricted Subsidiaries, as of the applicable date of determination, an amount equal to the sum of (without duplication) (1) total assets of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP (and as shown on the most recent balance sheet of the Borrower as set forth in the Offering Memorandum, the Form 10 or the most recent report filed with the SEC or provided to the Lender pursuant to Section 6.04 hereof, as applicable, and, for balance sheet dates occurring prior to the Closing Date, after giving pro forma effect to the Spin-Off, plus (2) the aggregate purchase price of any asset acquisitions occurring after such balance sheet date, including real estate assets or mortgages receivable, as decreased for any asset dispositions occurring after such balance sheet date (at the net price received).

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Loans.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Agreements” means the Loan Documents, the Second Lien Note Documents, the First Lien Loan Documents, the HCP Note, and other documents related to the Spin-Off.

“Transactions” means, collectively, (a) the Spin-Off and the other transactions contemplated thereby, including the entering into of the Transaction Agreements, (b) the entering into of the First Lien Credit Agreement and the borrowings hereunder on the Closing Date, (c) the issuance of the Second Lien Notes and the HCP Note, (d) the entering into of this Agreement and any borrowings thereunder, (e) the Specified Transfer and (f) the payment of fees and expenses in connection with the foregoing.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any entity that is an Unrestricted Subsidiary for purposes of the First Lien Credit Agreement or the Second Lien Notes.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly-Owned” means, with respect to a Subsidiary of any Person, the ownership of all of the Capital Stock of such Subsidiary (other than any director’s qualifying shares, investments by individuals mandated by applicable Law and REIT Preferred Stock) by such Person or one or more Wholly-Owned Subsidiaries of such Person.

1.02                    Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                               The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                              In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c)                               Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                    Accounting Terms.

(a)                               Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried in accordance with GAAP, excluding the effects of FASB ASC 825 on financial liabilities.

(b)                              Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                    Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                    Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.01                    Commitments..  Subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans (each such revolving loan, a “Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in each case in an amount not to exceed the lesser of (x) the unused Commitment at such time (as such Commitment may be reduced pursuant to Section 2.07) and (y) the amount necessary (without duplication of previous Borrowings) for the Borrower and its Subsidiaries to pay Expenses during the thirty (30) day period following such Borrowing; provided, however, that after giving effect to any Borrowing, the Total Revolving Outstandings shall not exceed the aggregate Commitment at such time.  Within the limits set forth above, and subject to the other terms and conditions hereof (including the conditions set forth in Section 4.02 hereof), the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01.

2.02                    Borrowings and Continuations of Loans.

(a)                               Each Borrowing and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which shall be given by a Committed Loan Notice.  Each such notice must be received by the Lender not later than 1:00 p.m. three (3) Business Days prior to the requested date of any Borrowing of, or continuation of Eurocurrency Rate Loans.  Each Borrowing of or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000.

Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or continued, and (iv) the duration of the Interest Period with respect thereto.  If the Borrower fails to give a timely notice requesting a continuation, then the applicable Loans shall be made as, or continued as, Eurocurrency Rate Loans with an Interest Period of one month.  If the Borrower requests a Borrowing of or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month.

(b)                              Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02, the Lender shall make the Loan available to the Borrower wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(c)                               Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.

(d)                             The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.

(e)                               After giving effect to all Borrowings and all continuations of Loans, there shall not be more than fourteen (14) Interest Periods in effect with respect to all Loans.

2.03                    [Reserved].

2.04                    [Reserved].

2.05                    [Reserved].

2.06                    Prepayments.

(a)                               Voluntary Prepayments.  The Borrower may, upon notice to the Lender, at any time or from time to time, voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Lender and be received by the Lender not later than 11:00 a.m. three (3) Business Days (or such shorter period as the Lender shall agree) prior to any date of prepayment of Loans and (ii) any prepayment of Loans shall be in a minimum principal amount of $1,000,000.  Each such notice shall specify the date and amount of such prepayment and the Loans to be prepaid and the Interest Period(s) of such Loans.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Capital Stock or other Indebtedness or the receipt of the proceeds from a disposition, in which case such notice of prepayment may be revoked by the Borrower if such condition is not satisfied.

(b)                              Mandatory Prepayments.

(i)                      Not later than five days after the beginning of each month, the Borrower shall (i) prepay any Loans outstanding in an amount equal to the lesser of (i) ninety-five percent (95%) of the Retained Cash Flow for the prior month and (ii) the aggregate amount of Loans outstanding and (ii) deliver to the Lender an Officer’s Certificate setting forth reasonably detailed calculations of the Retained Cash Flow for such prior month.

(ii)                  If the Lender notifies the Borrower at any time prior to the Commitment Termination Date that the Total Revolving Outstandings at such time exceed the Commitments then in effect, the Borrower shall promptly (and in any event within one (1) Business Day) prepay the applicable Loans in an aggregate amount equal to such excess.

(c)                               Any prepayment pursuant to Sections 2.06(a) or (b) above shall be given by a notice in substantially the form of Exhibit C and shall be accompanied by all accrued interest on the amount prepaid.

2.07                    Termination or Reduction of Commitments.

(a)                               Unless previously terminated pursuant to Sections 2.07(b) or (c) or Section 7.02, the Commitment will automatically terminate on the Commitment Termination Date.

(b)                              On the date that is five days after the beginning of each month, the Commitment shall permanently and automatically decrease by an amount equal to 50% of the Retained Cash Flow for the prior month.

(c)                               The Borrower may, upon notice to the Lender, terminate the Commitments, or from time to time permanently reduce the Commitments; provided that (i) any such notice shall be received by the Lender not later than 12:00 noon three (3) Business Days prior to the date of termination or reduction (or such shorter period as the Lender may reasonably agree), (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Commitments.

Each notice of termination shall specify such election to terminate and the effective date thereof.  The Lender will promptly notify the Lender of any such notice of termination or reduction of the Commitments.  All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.  A notice delivered by the Borrower pursuant to this Section 2.07 may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities or the receipt of proceeds from the issuance of Capital Stock or other Indebtedness or the receipt of proceeds from a disposition, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied.

2.08                    Repayment.

(a)                               The Borrower shall repay to the Lender on the Maturity Date, unless accelerated sooner pursuant to Section 7.02, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest, fees and all other sums with respect thereto.

(b)                              Prior to any prepayment of any Loan under any Commitment hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Commitment to be prepaid and shall notify the Lender in writing of such selection not later than 2:00 p.m. at least three (3) Business Days before the scheduled date of such prepayment (or, in each case such shorter period acceptable to the Lender); provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied.  All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required hereunder.

2.09                    Interest.

(a)                               Applicable Interest.  Subject to the provisions of subsection (b) below, (i) each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate.

(b)                              Default Interest.

(i)                      If any amount of principal or interest of any Loan, or any fee payable by the Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws;

(ii)                  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                               Interest Payments.  Interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein (each such payment, an “Interest Payment”); provided that if on any Interest Payment Date the Borrower and its Restricted Subsidiaries do not have sufficient cash for the Borrower to make the Interest Payment due on such date, and the Borrower shall have delivered an Officer’s Certificate to the Lender setting forth calculations demonstrating the same in reasonable detail at least two Business Days prior to such Interest Payment Date, then the amount of such Interest Payment shall be capitalized and added to the outstanding principal amount of the Loans on such Interest Payment Date.  Any accrued and capitalized interest under this Section 2.09(c) shall, after being so capitalized, be treated as part of the principal amount of the Loans and shall bear interest in accordance with this Section 2.09.

2.10                    Fees.

(a)                               Facility Fee.  The Borrower shall pay to the Lender on the date that is the last Business Day of March, June, September and December in each year and on the date on which the Commitments of the Lender shall be terminated as provided herein, a facility fee (the “Facility Fee”) equal to 0.125% times the average daily amount of the unused Commitment for such quarter (or for the period from the end of the prior quarter until the termination of the Commitments).  The Facility Fee shall be due and payable quarterly in arrears (calculated on a 360-day basis) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand).  The Facility Fee due to the Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of the Lender shall be terminated as provided herein.

(b)                              Other Fees.

(i)                      The Borrower shall pay to the Lender, on the Closing Date, a commitment fee in the amount of 1.00% of the Commitment as of such date.

(ii)                  The Borrower shall pay to the Lender, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, absent manifest error.

2.11                    Computation of Interest and Fees.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12                    Evidence of Debt.  The Borrowings made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business.  The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lender to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Revolving Note, which shall evidence the Lender’s Loans in addition to such accounts or records.  The Lender may attach schedules to its Revolving Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.13                    Payments Generally.

(a)                               General.  All payments to be made by the Borrower to the Lender shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower to the Lender hereunder shall be made to the Lender, at the address and account set forth on Schedule 10.02 (or such other address or account as the Lender may from time to time notify the Borrower) in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Without limiting the generality of the foregoing, the Lender may require that any payments due under this Agreement be made in the United States.  All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, such due date shall be extended to the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                              Funding Source.  Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

ARTICLE III

[RESERVED]

ARTICLE IV

CONDITIONS PRECEDENT TO EFFECTIVENESS AND BORROWINGS

4.01                    Conditions of Effectiveness .  The effectiveness of this Agreement are subject to satisfaction or waiver of the following conditions precedent:

(a)                               the Lender’s receipt of the following, each of which shall be originals or telecopies or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Lender:

(i)                      executed counterparts of this Agreement, executed and delivered by the Borrower, the Subsidiary Guarantors and the Lender;

(ii)                  a Revolving Note executed by the Borrower in favor of the Lender;

(iii)              such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv)              such documents and certifications as the Lender may reasonably require to evidence that each Credit Party is duly organized or formed, and that each Credit Party is validly existing, in good standing and qualified to engage in business in its state of organization and in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(v)                  favorable opinions, in form and substance reasonably satisfactory to the Lender, of Paul, Weiss, Rifkind, Wharton & Garrison LLP and Ballard Spahr LLP, counsels to the Credit Parties, in each case addressed to the Lender;

(b)                              the Spin-Off shall have been consummated or shall be consummated simultaneously or substantially concurrently with the closing under this Agreement;

(c)                               the commitment fee set forth in Section 2.10(b) shall have been paid on or prior to the Closing Date; and

4.02                    Conditions to All Borrowings.  The obligation of the Lender to honor any request for a Borrowing (other than a Committed Loan Notice requesting only a continuation of Loans) is subject to the following conditions precedent:

(a)                               the representations and warranties of the Credit Parties contained in Article V or any other Loan Document, or which are contained in any document required to be furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(b)                              no Default shall exist on the date of such Borrowing, or would result from such proposed Borrowing or from the application of the proceeds thereof;

(c)                               after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the aggregate Commitment at such time;

(d)                             the amount of such Borrowing shall not exceed the lesser of (x) the unused Commitment at such time (as such Commitment may be reduced pursuant to Section 2.07) and (y) the amount necessary (without duplication of previous Borrowings) for the Borrower and its Subsidiaries to pay Expenses during the thirty (30) day period following such Borrowing (as set forth in reasonable detail in the Committed Loan Notice);

(e)                               the Revolving Loans (under and as defined in the First Lien Credit Agreement) shall be unavailable to the SUBREIT Entities at the time of such request (unless such Revolving Loans are unavailable solely because such Revolving Loans are fully drawn at such time);

(f)                                there shall be a default under the Master Lease at such time arising from the failure of the HCR III Healthcare, LLC to pay any or all of the rent due and payable thereunder; and

(g)                              the Lender shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each request for a Borrowing submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) through (f) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Credit Parties represents and warrants to the Lender that:

5.01                    Existence, Qualification and Power.  Each Credit Party and its Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (solely as to Restricted Subsidiaries that are not Credit Parties), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                    Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Credit Party is party or affecting such Credit Party or the properties of such Credit Party or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its property is subject; or (c) violate any Law; except in each case referred to in clause (b) or (c), or to the extent such conflict, breach, contravention or violation, or creation of any such Lien, could not reasonably be expected to have a Material Adverse Effect.

5.03                    Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Credit Parties of any Loan Document, except for such as have been made or obtained and are in full force and effect, such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

5.04                    Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Credit Parties.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Credit Parties party thereto, enforceable against such Credit Parties in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and equitable principles relating to enforceability.

5.05                    Use of Proceeds.  The proceeds of the Loans hereunder will be used by the Borrower and its Restricted Subsidiaries solely to pay (i) general corporate and administrative costs, (ii) fees of accountants and financial and legal advisors and (iii) any scheduled debt service or interest (collectively, “Expenses”), in each case of the Borrower or its Restricted Subsidiaries.

ARTICLE VI

COVENANTS

6.01                    Conduct of Business.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any activity or business that is not a Permitted Business.

6.02                    Compliance Certificate; Notice of Default

(a)                               The Borrower shall deliver to the Lender, within 120 days after each December 31, commencing with December 31, 2016, an Officer’s Certificate substantially in the form attached hereto as Exhibit D signed by the principal executive officer, principal financial officer or principal accounting officer of the Borrower certifying that a review of the activities of the Borrower and its Restricted Subsidiaries and of the Borrower’s performance under this Agreement has been made under the supervision of the signing Responsible Officer and further stating that, to the best of such Responsible Officer’s knowledge, the Borrower and its Restricted Subsidiaries during such preceding fiscal year have fulfilled each and every such covenant and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signer does know of such Default, the certificate shall specify such Default or Event of Default and what action, if any, the Borrower is taking or proposes to take with respect thereto.

(b)                              The Borrower shall deliver to the Lender promptly upon the Borrower becoming aware of the occurrence of any Default an Officer’s Certificate specifying the Default and what action, if any, the Borrower is taking or propose to take with respect thereto.

6.03                    Future Guarantees .

(a)                               The Borrower shall cause any Domestic Subsidiary of the Borrower that guarantees any Indebtedness under the First Lien Credit Agreement or Second Lien Notes or any other Indebtedness of the Borrower or a Subsidiary Guarantor (“Guaranteed Indebtedness”) to guarantee the Indebtedness under this Agreement within thirty (30) calendar days after so guaranteeing such Guaranteed Indebtedness and such Domestic Subsidiary shall execute and deliver a joinder to this Agreement providing for a Guaranty by such Restricted Subsidiary.  The Borrower may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor, in which case such Subsidiary shall not be required to comply with the thirty (30) calendar day period described above.

(b)                              If the Guaranteed Indebtedness:

(i)                      ranks equally with the Loans (or the applicable Guaranty) in right of payment, then the guarantee of such Guaranteed Indebtedness shall rank equally with, or subordinate to the Guaranty issued pursuant to this Section 6.03 in right of payment; or

(ii)                  is subordinated in right of payment to the Loans (or the applicable Guaranty), then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Guaranty issued pursuant to Section 6.03 at least to the extent that the Guaranteed Indebtedness is subordinated to the Loans (or the applicable Guaranty).

6.04                    Reports to Lender.

(a)                               The Borrower will furnish to the Lender a copy of all of the information and reports referred to below:

(i)                      within one hundred and five (105) days after the end of each fiscal year, annual reports of the Reporting Entity for such fiscal year containing the information that would have been required to be contained in an annual report on Form 10-K (or any successor or comparable form) if the Reporting Entity had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC;

(ii)                  within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year, quarterly reports of the Reporting Entity for such fiscal quarter containing the information that would have been required to be contained in a quarterly report on Form 10-Q (or any successor or comparable form) if the Reporting Entity had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC; and

(iii)              within fifteen (15) days after the time period specified in the SEC’s rules and regulations for filing current reports on Form 8-K, current reports of the Reporting Entity containing substantially all of the information that would be required to be filed in a current report on Form 8-K under the Exchange Act on the Closing Date if the Reporting Entity had been a reporting company under the Exchange Act.

Notwithstanding the foregoing, such reports will not be required to contain financial information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X.

The financial statements, information and other documents required to be provided as described in this Section 6.04 may be those of (i) the Borrower or (ii) any direct or indirect parent of the Borrower (any such entity, a “Reporting Entity”), so long as in the case of clause (ii) such direct or indirect parent of the Borrower shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any material business or operations other than its direct or indirect ownership of all of the equity interests in, and its management, of the Borrower; provided that, if the financial information so furnished relates to such direct or indirect parent of the Borrower, the same is accompanied by a reasonably detailed description of the quantitative differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, the Borrower shall be deemed to have furnished such reports and information referred to above to the Lender if the Borrower or another Reporting Entity has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available.  In addition, the requirements of this Section 6.04 shall be deemed satisfied and the Borrower shall be deemed to have delivered such reports and information referred to above to the Lender for all purposes of this Agreement by the posting of reports and information that would be required to be provided on the Borrower’s website (or that of any of the Borrower’s parent companies, including any Reporting Entity).  Delivery of such reports, information and documents to the Lender is for informational purposes only and the Lender’s receipt thereof shall not constitute constructive notice of any information contained therein, including the Borrower’s compliance with any covenant (as to which the Lender is entitled to conclusively rely on an Officer’s Certificate).

6.05                    Use of Proceeds.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, use the proceeds of the Loans for any purpose other than the payment of Expenses.

6.06                    Limitations on Restricted Payments.

(a)                               The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)                      declare or pay any dividend or make any distribution on or with respect to Capital Stock of the Borrower or any Restricted Subsidiary of the Borrower held by Persons other than the Borrower or any of its Restricted Subsidiaries, other than (x) dividends or distributions payable solely in shares of Capital Stock of the Borrower or any of its Restricted Subsidiaries (other than Disqualified Stock) and (y) pro rata dividends or other distributions made by a Restricted Subsidiary that is not Wholly-Owned to minority stockholders (or owners of equivalent interests in the event the Subsidiary is not a corporation); or

(ii)                  purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Borrower held by any Person, other than (x) Capital Stock held by the Borrower or a Restricted Subsidiary of the Borrower) or (y) solely in Capital Stock of the Borrower (other than Disqualified Stock).

(such payments or any other actions described in clauses (i) and (ii) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)                          a Default or Event of Default shall have occurred and be continuing, or

(B)                           at any time that Loans are outstanding under this Agreement, the aggregate amount of such Restricted Payments made during such time (excluding any Restricted Payments made pursuant to Section 6.06(b)) shall exceed the amount which the Board of Directors of the Borrower believes in good faith is necessary to (i) maintain the status of the Borrower or such Subsidiary, as applicable, as a real estate investment trust under the Code or (ii) avoid the payment of any excise tax or any income tax by the Borrower or such Subsidiary, with respect to, the Borrower, Parent REIT, SubREIT Entities or HCP 2010 REIT.

(b)                              Notwithstanding anything set forth above, the Borrower and its Restricted Subsidiaries may make Restricted Payments that are permitted to be made under Sections 4.09(c)(1) (solely to the extent applicable to Restricted Payments made under the other clauses listed in this Section 6.06(b) (3), (5), (6), (7), (10), (11), (12), (13), (14) or (15) of the Second Lien Notes Indenture (as in effect on the date hereof).

6.07                    Further Instruments and Acts.  Upon the request of the Lender, the Borrower shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.01                    Events of Default.  Any of the following shall constitute an Event of Default:

(a)                               Default in the payment of principal of, or premium, if any, on the Loans when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(b)                              Default in the payment of interest on the Loans when due and payable, and such default continues for a period of thirty (30) days;

(c)                               The Borrower or any of its Restricted Subsidiaries defaults in the performance of or breaches any other covenant or agreement of such Person in this Agreement (other than a default specified Section 7.01(a) or (b)) and such default or breach continues for sixty (60) consecutive days after written notice by the Lender;

(d)                             Any final and non-appealable judgment or order (not covered by insurance) for the payment of money shall be rendered against the Borrower or any Restricted Subsidiary of the Borrower and shall not be paid or discharged for a period of sixty (60) consecutive days following entry of such final judgment or order and during such sixty (60) day period a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, and the aggregate amount for such unpaid or undischarged final judgments shall exceed $125,000,000;

(e)                               A court of competent jurisdiction enters a decree or order for:

(i)                      relief in respect of the Borrower or any Significant Subsidiary of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

(ii)                  appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of the Borrower or any Significant Subsidiary of the Borrower or for all or substantially all of the property and assets of the Borrower or any Significant Subsidiary of the Borrower; or

(iii)              the winding up or liquidation of the affairs of the Borrower or any Significant Subsidiary of the Borrower and, in each case, such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days;

(f)                                The Borrower or any Significant Subsidiary of the Borrower:

(i)                      commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law;

(ii)                  consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or such Significant Subsidiary or for all or substantially all of the property and assets of the Borrower or such Significant Subsidiary; or

(iii)              effects any general assignment for the benefit of its creditors;

(g)                              The Guaranty of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Loans ceases to be in full force and effect (except as contemplated by the terms thereof) or the Borrower, Parent REIT or any Subsidiary Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under this Agreement or the Guaranty (except as contemplated by the terms thereof) and such Default continues for ten (10) days; or

(h)                              A Change of Control shall have occurred.

Notwithstanding any of the foregoing, a Bankruptcy Proceeding by HCRMC shall not trigger a breach of any of the covenants or agreements contained hereunder or in the Loan Documents by the Borrower or any of its Restricted Subsidiaries, or constitute a Default or Event of Default thereunder.

7.02                    Remedies Upon Event of Default.

(a)                               If an Event of Default (other than an Event of Default under Sections 7.01(e) or (f)) occurs and is continuing, the Lender, by written notice to the Borrower, may declare the principal of, premium, if any, and accrued interest on the Loans to be immediately due and payable.  Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable.  If an Event of Default specified in Sections 7.01(e) or (f) occurs with respect to the Borrower, the principal of, premium, if any, and accrued interest on the Loans then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Lender.  The Lender by written notice to the Borrower may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(i)                      all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Loans that have become due solely by such declaration of acceleration, have been cured or waived, and

(ii)                  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

No such recission shall affect any subsequent Default or impair any right consequent thereto.

7.03                    Other Remedies.  If a Default occurs and is continuing, the Lender may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, the Loans or to enforce the performance of any provision of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.01                    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Credit Parties therefrom, shall be effective unless in writing signed by the Lender and the applicable Credit Parties, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.02                    Notices; Effectiveness; Electronic Communication.

(a)                               Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: if to the Credit Parties or the Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                              Electronic Communications.  Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender provided pursuant to Article II if the Lender has notified the Borrower that it is incapable of receiving notices under such Article by electronic communication.  The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                               Change of Address, Etc.  Each of the Credit Parties and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)                             Reliance by Lender.  The Lender shall be entitled to rely and act upon any notices (including Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

8.03                    No Waiver; Cumulative Remedies.  No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against a Credit Party and its Subsidiaries or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Lender in accordance with Section 7.02 for the benefit of the Lender; provided, however, that the foregoing shall not prohibit (a) the Lender from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Lender) hereunder and under the other Loan Documents, or (b)  the Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party or any Subsidiary under any Debtor Relief Law.

8.04                    Successors and Assigns

(a)                               Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except to an Affiliate of Lender, and any attempted assignment or transfer by either the Borrower or the Lender without such consent shall be null and void.

8.05                    Treatment of Certain Information; Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.05, to (i) [reserved] or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.05, (y) becomes available to the Lender or any of its respective Affiliates on a non-confidential basis from a source other than the Credit Parties that the Lender reasonably believes is not bound by a duty of confidentiality to the Credit Parties or (z) is independently developed by the Lender or any of its Affiliates, (i) to any rating agency (provided such rating agencies are advised of the confidential nature of such information and agree to keep such information confidential) or (j) as reasonably required by the Lender (provided the Lender is advised of the confidential nature of such information and agrees to keep such information confidential).

For purposes of this Section 8.05, “Information” means all information received from or on behalf of any Credit Parties or any Subsidiary relating to a Credit Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by a Credit Party or any Subsidiary, provided that, in the case of information received from a Credit Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 8.05 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own or its other similarly situated customers’ confidential information.

The Lender acknowledges that (a) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

8.06                    Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

8.07                    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

8.08                    Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

8.09                    Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10                    Governing Law; Jurisdiction; Etc.

(a)                               GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)                              SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY

ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST A CREDIT PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                               WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 8.10.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                             SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.11                    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

8.12                    Delivery of Signature Page.  The Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Borrower a counterpart of this Agreement duly executed by the Lender.

8.13                    Electronic Execution of Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 8.02(b), the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it.

8.14                    ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

8.15                    USA Patriot Act Notice.  If the Lender is subject to the Patriot Act (as hereinafter defined) and hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the names and addresses of the Credit Parties and other information that will allow the Lender to identify the Credit Parties in accordance with the Patriot Act, then the Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

ARTICLE IX

GUARANTY

9.01                    The Guaranty.

(a)                               Each Subsidiary Guarantor, jointly and severally with the other Subsidiary Guarantors, hereby guarantees to the Lender and each of the holders of the

Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise).  Each Subsidiary Guarantor hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)                              Notwithstanding any provision to the contrary contained herein, in any of the other Loan Documents or other documents relating to the Obligations, the obligations of the Subsidiary Guarantors under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

9.02                    Obligations Unconditional.  The obligations of the Subsidiary Guarantors under Section 9.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Subsidiary Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower for amounts paid under this Article IX until such time as the Obligations have been irrevocably paid in full and the Commitments relating thereto have expired or been terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Subsidiary Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                               at any time or from time to time, without notice to any Subsidiary Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)                              any of the acts mentioned in any of the provisions of any of the Loan Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(c)                               the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or

(d)                             any of the Guaranteed Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Subsidiary Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Subsidiary Guarantor).

With respect to its obligations hereunder, each Subsidiary Guarantor hereby expressly waives diligence, presentment, demand of payment, protest notice of acceptance of the Guaranty given hereby and of Borrowings that may constitute Guaranteed Obligations, notices of amendments, waivers and supplements to the Loan Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Lender or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

9.03                    Reinstatement.  Neither the Subsidiary Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower, by reason of the Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations.  The obligations of the Subsidiary Guarantors under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Subsidiary Guarantor agrees that it will indemnify the Lender and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of counsel) incurred by the Lender or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

9.04                    Certain Waivers.  Each Subsidiary Guarantor acknowledges and agrees that (a) the Guaranty given hereby may be enforced without the necessity at any time of having to take recourse against the Borrower hereunder, (b) it will not assert any right to require the action first be taken against the Borrower or any other Person or pursuit of any other remedy or enforcement of any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrower hereunder, under the other Loan Documents or the other documents and agreements relating to the Guaranteed Obligations or from exercising any other rights or remedies available in respect thereof, if neither the Borrower nor any Subsidiary Guarantor shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of any Subsidiary Guarantor’s obligations hereunder unless, as a result thereof, the Guaranteed Obligations shall have been paid in full and the Commitments relating thereto shall have expired or been terminated, it being the purpose and intent that each Subsidiary Guarantor’s obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

9.05                    Remedies.  Each Subsidiary Guarantor agrees that, to the fullest extent permitted by law, as between the Subsidiary Guarantors, on the one hand, and the Lender, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 9.01.

9.06                    Guaranty of Payment; Continuing Guaranty.  The guarantee in this Article IX is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

9.07                    Contribution.  At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Subsidiary Guarantor against each other Subsidiary Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Subsidiary Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Subsidiary Guarantor that results in the aggregate payments made by such Subsidiary Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Subsidiary Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Subsidiary Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Subsidiary Guarantor shall have a right of contribution against each other Subsidiary Guarantor who either has not made any payments or has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Subsidiary Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Subsidiary Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Subsidiary Guarantor and the denominator of which is the Aggregate Excess Amount of all Subsidiary Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Subsidiary Guarantor.  A Subsidiary Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Subsidiary Guarantor may take any action to enforce such right until after all Guaranteed Obligations and any other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) are paid in full in cash and all Commitments are terminated, it being expressly recognized and agreed by all parties hereto that any Subsidiary Guarantor’s right of contribution arising pursuant to this Section 9.07 against any other Subsidiary Guarantor shall be expressly junior and subordinate to such other Subsidiary

Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty.  As used in this Section 9.07, (i) each Subsidiary Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Subsidiary Guarantor by (y) the aggregate Adjusted Net Worth of all Subsidiary Guarantors; (ii) the “Adjusted Net Worth” of each Subsidiary Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Subsidiary Guarantor and (y) zero; and (iii) the “Net Worth” of each Subsidiary Guarantor shall mean the amount by which the fair saleable value of such Subsidiary Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 9.07, each Subsidiary Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Subsidiary Guarantor in respect of such payment until after all Guaranteed Obligations and any other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) are paid in full in cash and all Commitments are terminated.  Each of the Subsidiary Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Subsidiary Guarantor has the right to waive its contribution right against any Subsidiary Guarantor to the extent that after giving effect to such waiver such Subsidiary Guarantor would remain solvent, in the determination of the Lender.

9.08                    Release of a Subsidiary Guarantor.  A Subsidiary Guarantor shall be automatically and unconditionally released from its obligations under its Guarantee and its obligations under this Agreement:

(i)                                  upon any sale, exchange or transfer (including through merger or consolidation), to any Person that is not the Borrower or a Subsidiary of the Borrower of Capital Stock held by the Borrower and its Restricted Subsidiaries in, or all or substantially all the assets of, such Subsidiary Guarantor (which sale, exchange or transfer is not prohibited by, and would not result in a Default under, this Agreement) such that, immediately after giving effect to such transaction, such Subsidiary Guarantor would no longer constitute a Restricted Subsidiary of the Borrower,

(ii)                              in connection with the merger or consolidation of such Subsidiary Guarantor with (a) the Borrower or (b) any other Subsidiary Guarantor (provided that in the case of this clause (b) the surviving entity remains or becomes a Subsidiary Guarantor upon consummation thereof),

(iii)                          if the Borrower properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with this Agreement,

(iv)                          upon a liquidation or dissolution or winding-up of such Subsidiary Guarantor not prohibited by this Agreement,

(v)                              upon the release or discharge of the Indebtedness or guarantee that resulted in the creation of such Guarantee (and any other guarantee given as a result thereof), except a discharge or release by or as a result of payment under such guarantee, or

(vi)                          upon the termination of the Commitments and the payment in full of the principal of, and accrued and unpaid interest on, the Loans.

(b)                              In addition, the Guaranty provided by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged if such Subsidiary Guarantor ceases to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of the Second Lien Notes, or other exercise of remedies in respect thereof, subject to, in each case, the application of the proceeds of such foreclosure or exercise of remedies in accordance with the applicable security documents.

(c)                               In addition, the Guaranty provided by QCP or Parent REIT shall provide by its terms that it shall be automatically and unconditionally released and discharged if each of QCP and Parent REIT transfers of all or substantially all of its assets to, or merger with, an entity that is not a Wholly-Owned Subsidiary of QCP (to the extent such transfer does not result in a Default under this Agreement), and such transferee entity assumes such each of QCP’s and Parent REIT’s obligations under this Agreement.

(d)                             The Lender may execute an appropriate instrument prepared by the Borrower evidencing the release of a Subsidiary Guarantor from its obligations under the Guaranty and this Agreement upon receipt of a request by the Borrower or such Subsidiary Guarantor accompanied by an Officer’s Certificate and an opinion of counsel certifying as to the compliance with this Section 9.08 and that all conditions precedent have been met; provided, however, that the legal counsel delivering such opinion of counsel may rely as to matters of fact on one or more Officer’s Certificates of the Borrower.

[Remainder of Page Intentionally Left Blank]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed as of the date first above written.

QUALITY CARE PROPERTIES, INC., as
Borrower

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

QCP SNF WEST REIT, LLC

QCP SNF CENTRAL REIT, LLC

QCP SNF EAST REIT, LLC

QCP AL REIT, LLC

QCP HOLDCO REIT, LLC

HCP 2010 REIT LLC

HCP WEST VIRGINIA PROPERTIES,
LLC

HCP MOB DALLAS EYE, LLC

HCP PROPERTIES - SALMON CREEK
WA, LLC

HCP PROPERTIES – UTICA RIDGE IA,
LLC

HCP PROPERTIES – WINGFIELD HILLS
NV, LLC

HCP CC SNF, LLC

HCP VIRGINIA, LLC

HCP I-B PROPERTIES, LLC

HCP SCHOENHERR ROAD PROPERTY,
LLC

HCP STERLING HEIGHTS MI
PROPERTY, LLC

HCP TWINSBURG OH PROPERTY, LLC

HCP MARYLAND PROPERTIES, LLC

HCP MARYLAND PROPERTIES II, LLC

HCP PROPERTIES OF ALEXANDRIA
VA, LLC

HCP PROPERTIES OF ARLINGTON VA,
LLC

HCP PROPERTIES OF MIDWEST CITY
OK, LLC

HCP PROPERTIES OF OKLAHOMA
CITY (NORTHWEST), LLC

HCP PROPERTIES OF OKLAHOMA
CITY (SOUTHWEST), LLC

HCP PROPERTIES OF TULSA OK, LLC

HCP PROPERTIES-ARDEN COURTS OF
ANNANDALE VA, LLC

HCP PROPERTIES-CHARLESTON OF
HANAHAN SC, LLC

HCP PROPERTIES-COLUMBIA SC, LLC

HCP PROPERTIES-FAIR OAKS OF
FAIRFAX VA, LLC

HCP PROPERTIES-IMPERIAL OF
RICHMOND VA, LLC

HCP PROPERTIES-LEXINGTON SC,
LLC

HCP PROPERTIES-MEDICAL CARE
CENTER-LYNCHBURG VA, LLC

HCP PROPERTIES-OAKMONT EAST-
GREENVILLE SC, LLC

HCP PROPERTIES-OAKMONT OF
UNION SC, LLC

HCP PROPERTIES-OAKMONT WEST-
GREENVILLE SC, LLC

HCP PROPERTIES-STRATFORD HALL OF
RICHMOND VA, LLC

HCP PROPERTIES-WEST ASHLEY-
CHARLESTON SC, LLC

FAEC - LACEY WA, LLC

HCR LACEY WA PROPERTY, LLC

HEALTHCARE OPERATIONS
HOLDINGS, LLC

HEALTHCARE OPERATIONS
INVESTMENTS, LLC

MC OPERATIONS INVESTMENTS, LLC,
as Guarantors

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

QCP TRS, LLC, as Guarantor

By: Quality Care Properties, Inc., its sole member

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

QCP EAST HOLDCO, LLC, as Guarantor

By: QCP SNF East REIT, LLC, its manager

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

QCP PENN SUB 1, LLC

QCP PENN SUB 2, LLC

QCP PENN SUB 3, LLC

QCP PENN SUB 4, LLC

QCP PENN SUB 5, LLC

QCP PENN SUB 6, LLC

QCP PENN SUB 7, LLC

QCP PENN SUB 8, LLC

QCP PENN SUB 9, LLC

QCP PENN SUB 10, LLC

QCP PENN SUB 11, LLC

QCP PENN SUB 12, LLC

QCP PENN SUB 13, LLC

QCP PENN SUB 14, LLC

QCP PENN SUB 15, LLC

QCP PENN SUB 16, LLC

QCP PENN SUB 17, LLC

QCP PENN SUB 18, LLC

QCP PENN SUB 19, LLC

QCP PENN SUB 20, LLC

QCP PENN SUB 21, LLC

QCP PENN SUB 22, LLC

QCP PENN SUB 23, LLC

QCP PENN SUB 24, LLC

QCP PENN SUB 25, LLC

QCP PENN SUB 26, LLC

QCP PENN SUB 27, LLC

QCP PENN SUB 28, LLC

QCP PENN SUB 29, LLC

QCP PENN SUB 30, LLC

QCP PENN SUB 31, LLC

QCP PENN SUB 32, LLC

QCP PENN SUB 33, LLC

QCP PENN SUB 34, LLC

QCP PENN SUB 35, LLC

QCP PENN SUB 36, LLC

QCP PENN SUB 37, LLC

QCP PENN SUB 38, LLC

QCP PENN SUB 39, LLC

QCP PENN SUB 40, LLC, as Guarantors

By: QCP SNF East REIT, LLC, its sole member

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

HCP MEZZANINE LENDER, LP, as Guarantor

By: HCP Life Science Estates, Inc., its general partner

By:	/s/ Troy E. McHenry
Name:	Troy E. McHenry
Title:	Executive Vice President

HCP I-A PROPERTIES, LP, as Guarantor

By: HCP I-B Properties, LLC, its general partner

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

HCP PROPERTIES TRUST, as Guarantor

By: HCP 2010 REIT LLC, its managing trustee

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

HCP 2010, LP, as Guarantor

By: HCP Properties Trust, its general partner

By: HCP 2010 REIT LLC, its managing trustee

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

HCP PROPERTIES, LP, as Guarantor

By: HCP I-B Properties, LLC, its general partner

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

HCP, Inc., as Lender

By:	/s/ Troy E. McHenry
Name:	Troy E. McHenry
Title:	Executive Vice President

1

SCHEDULE 2.01

COMMITMENT

Lender	Revolving Commitment

HCP, Inc.	$100,000,000

Total	$100,000,000

1

SCHEDULE 10.02

CERTAIN NOTICE AND ACCOUNT INFORMATION

Credit Parties

Quality Care Properties, Inc.

7315 Wisconsin Ave.

Suite 250-W

Bethesda, MD 20814

Attention: Chief Financial Officer

Telephone: [Omitted]

Fax: [Omitted]

Lender

HCP, Inc.

Lending Office(s):

1920 Main Street, Suite 1200

Irvine, CA 92614

Lender Wiring/ACH Instructions:

Account Name: HCP, Inc.

Account Number: [Omitted]

Bank Name: Bank of America

Routing Number:

Wires: [Omitted]

ACH: [Omitted]

HCP Contact: Samantha Penrod

[Omitted]

QCP Website Address for Electronic Delivery of SEC Filings and Financial Statements

www.qcpcorp.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:______, ___

To:       HCP, Inc., as Lender

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among Quality Care Properties, Inc. (“QCP”), as borrower, certain subsidiaries of QCP from time to time party thereto, as guarantors, and HCP, Inc., as the lender.

The undersigned hereby requests (select one):

☐ A Borrowing of Eurocurrency Rate Loans	☐ A continuation of Eurocurrency Rate Loans

1.         On ___________ (a Business Day).

2.         In an amount of $ ___________

3.         With an Interest Period of [one] [two] [three] [six] [twelve]1 months.

In connection with any Borrowing requested hereunder, each of the conditions set forth in Sections 4.02(a) through (f) of the Credit Agreement are satisfied as of the date of such Borrowing.

Attached as Annex I is a reasonably detailed description of the Expenses to be paid with the above-described Borrowing.

[Rest of this Page Intentionally Left Blank]

1  An Interest Period of (i) twelve months or (ii) such other period that is twelve months or less and not noted above must be agreed to by the Lender.

2

QUALITY CARE PROPERTIES, INC.,
as Borrower

By:
Name:
Title:

Exh-A-2

1

EXHIBIT B

FORM OF REVOLVING NOTE

FOR VALUE RECEIVED, the undersigned, Quality Care Properties, Inc., a Maryland corporation (the “Borrower”) hereby promises to pay to the order of HCP, Inc. or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Revolving Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, certain subsidiaries of the Borrower from time to time party thereto, as guarantors, and the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the account of the Lender in Same Day Funds at the Lending Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is the Revolving Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Rest of this Page Intentionally Left Blank]

Exh-B-1

2

QUALITY CARE PROPERTIES, INC.

By:
Name:
Title:

Exh-B-2

1

EXHIBIT C

FORM OF PREPAYMENT NOTICES

Attention of __________________

Telecopy No. _________________

[Date]

Ladies and Gentlemen:

The undersigned, Quality Care Properties, Inc., a Maryland corporation (the “Borrower”), refers to the Revolving Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, certain subsidiaries of the Borrower from time to time party thereto, as guarantors, and HCP, Inc., as the lender.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The Borrower hereby gives notice of a prepayment made by the Borrower pursuant to Section [2.06(a)] [2.06(b)] of the Credit Agreement of Loans in the amount set forth in line (A) below (the “Prepayment Amount”).  The portion of the Prepayment Amount to be allocated to the Loans held by you and the date on which such prepayment will be made to you are set forth below:

(A) Total Prepayment Amount	$__________

(B) Prepayment Date
_____________ ___, 20__

[Attached as Annex I hereto is a reasonably detailed calculation of the Retained Cash Flow for the prior month.]1

[Remainder of Page Intentionally Left Blank]

1  To be included in connection with any prepayment under Section 2.06(b)(i) of the Credit Agreement.

Exh-C-1

2

QUALITY CARE PROPERTIES, INC.,
as Borrower

By:
Name:
Title:

Exh-C-2

1

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

The undersigned hereby certifies, on behalf of Quality Care Properties, Inc., a Maryland corporation (the “Company”), as [Title] of the Company and not in [his][her] individual capacity, that:

(1)      I am the duly elected [Title] of the Company;

(2)      I have reviewed the terms of that certain Revolving Credit and Guaranty Agreement dated as of October [31], 2016 as amended, restated, supplemented or otherwise modified and in effect as of the date hereof (said Revolving Credit and Guaranty Agreement, as so amended, restated, supplemented or otherwise modified and in effect from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate  being used in this Certificate as therein defined), by and among the Company, certain of its subsidiaries as Subsidiary Guarantors and HCP, Inc. as Lender, and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its subsidiaries during the accounting period covered by the attached financial statements; and

(3)      The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

___________________________________________].

Exh-D-2

1

The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, ____ pursuant to subsection 6.02(a) of the Credit Agreement.

QUALITY CARE PROPERTIES, INC.,
as Borrower

By:
Name:
Title:

Exh-D-2